Exhibit 99.1

Cheniere Announces Changes to its Board of Directors

G. Andrea Botta to Retire After 16 Years as Director, Including 10 Years as Chairman

Jack A. Fusco to Assume Combined Role of Chairman, President and Chief Executive Officer

Patricia K. Collawn to Become Lead Director

HOUSTON—(BUSINESSWIRE)-- Cheniere Energy, Inc. (“Cheniere” or the “Company”) (NYSE: LNG) today announced the retirement of G. Andrea Botta as Chairman of the Company’s Board of Directors (“the Board”), effective as of the Company’s 2026 Annual Shareholders’ Meeting on May 14, 2026. Following Mr. Botta’s retirement, Jack Fusco, Cheniere’s President and Chief Executive Officer, will assume the role of Chairman, President and Chief Executive Officer, and Patricia Collawn will become the Lead Director. Ms. Collawn’s position as Lead Director reinforces the Company’s overall governance and ensures independent oversight.

“Since joining the Cheniere Board in 2010, I have had the privilege of being a part of the Company’s evolution from project developer to becoming the leading producer and exporter of LNG in the United States and the second largest LNG operator worldwide,“ said Mr. Botta. “What we have accomplished at Cheniere over the last decade-plus has been truly remarkable, transforming the North American energy industry and the global gas market alike, and I am grateful for the opportunity to have served the Company and its shareholders during this pivotal time.”

“It is with utmost confidence that I transition the role of Chairman to Jack at this critical time in Cheniere’s history. Jack’s decade of leadership of the Company is defined by operational excellence and capital discipline that has established Cheniere as the premiere global infrastructure platform it is today. I look forward to celebrating the Company’s continued growth and success with Jack as Chairman of the Board.”
“Andrea has been an invaluable resource and partner to Cheniere and our shareholders throughout his tenure on the Company’s Board. His long-term vision, strategic counsel, and dedication to Cheniere are essential to the successes we have achieved to date, enabling us to navigate change and crystallize our leading position in the industry,” said Mr. Fusco. “On behalf of the Board, I would like to thank Andrea for his leadership, hard work and unwavering commitment to Cheniere.”

“As we embark on Cheniere’s next chapter, I am honored to assume the role of Chairman and am committed to working alongside Pat as Lead Director and the rest of our Board to create sustainable long-term value for all of our stakeholders, while upholding our high standard of governance,” said Mr. Fusco. “My foremost priorities are maintaining our track record of safety and operational excellence while advancing accretive brownfield growth across Sabine Pass and Corpus Christi, to support global energy markets with our secure and reliable LNG for decades to come.”

“As Lead Director, I look forward to advancing the strong framework of governance and accountability in place today,” said Ms. Collawn. “Having served on the Cheniere Board since 2021, I am excited to work with Jack and the Cheniere team in this critical role to help the Company achieve sustained success for the benefit of all stakeholders.”

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (“LNG”) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of over 53 million tonnes per annum (“mtpa”) of LNG in operation and an additional approximately 8 mtpa of expected production capacity under construction, inclusive of estimated debottlenecking opportunities. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, Dubai and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Forward Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan, and (viii) statements relating to our goals, commitments and strategies in relation to environmental matters. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Randy Bhatia	713-375-5479
Bernardo Fallas	713-375-5593